Exhibit 10.1
AMENDMENT 1
EMPLOYMENT AGREEMENT
THIS AMENDMENT 1 (“Amendment 1”) TO THE EMPLOYMENT AGREEMENT (“Agreement”) by and between LMI AEROSPACE, Inc., a Missouri corporation (“Corporation”), its successors, and assigns and DANIEL G. KORTE (“Employee”) is entered into this 18th day of May 2015.

1.	The purpose of this Amendment is to revise certain terms and conditions of the Agreement to reflect Employee’s incentive compensation, as more specifically set forth below.

2.	Section 5(B) iii- Section 5(B) iii of the Agreement shall be revised to read:

iii. Long-Term Incentive Plan: Provided Corporation's financial targets are met, and Employee has achieved and is maintaining a satisfactory level of performance as determined by Corporation, and Employee is employed under the terms and conditions of this Agreement as of the date in which the "Long Term Incentive" is to be awarded, Corporation shall grant Employee Restricted Stock as part of Corporation's "Long Term Incentive Plan". Restricted Stock shall be issued and vest in accordance with the terms of the RSA.

As of the Effective Date of the Agreement, Employee will be provided a Long Term Incentive for Fiscal Year 2014 equal to eighty-five percent (85%) of Employee's prorated Base Salary as specified in Section 5 (A).

For Fiscal Years 2015 and 2016, Employee will be eligible for a Long Term Incentive grant targeted at one hundred percent (100%) of Base Salary with a total maximum grant value of one hundred ten percent (110%) of Base Salary. The number of shares to be granted will be determined by dividing the total amount eligible as Long Term Incentive by the average price per share on the date such stock is granted. A percentage of such Long Term Incentive shall be performance based and the remaining percentage shall be time-based, with such percentages to be determined by the Compensation Committee and approved by the Board of Directors. The individual and organizational performance minimums, targets and maximums will be established annually by the Board of Directors, in consultation with Employee.

For performance-based shares to vest, minimum result thresholds must be met. In no event shall vesting of the performance portion of the Long Term Incentive occur if minimum performance targets are not achieved. Any Long Term Incentive performance determination shall be made not later than fifteen (15) days after the receipt by Corporation of its annual audited financial statements for the year in which the performance period ends.

All other terms of the Agreement, as previously amended, remain unchanged.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first set forth above.

CORPORATION:        LMI AEROSPACE, INC.

By: /s/ Judith W. Northup
JUDITH W. NORTHUP
Chairperson, Compensation Committee
Board of Directors

LMI Aerospace, Inc.

EMPLOYEE:
/s/ Daniel G. Korte
DANIEL G. KORTE